Exhibit 99.1

Einstein Noah Restaurant Group Reports First Quarter 2010 Financial Results

System-wide comparable store sales improve sequentially and year to year
Total gross margin improves 230 basis points to 18.7%
Redeemed $13.2 million of Series Z Preferred Stock

LAKEWOOD, Colo.--(BUSINESS WIRE)--May 6, 2010--Einstein Noah Restaurant Group, Inc. (NASDAQ: BAGL), a leader in the quick-casual segment of the restaurant industry operating under the Einstein Bros.® Bagels, Noah's New York Bagels®, and Manhattan Bagel® brands, today reported financial results for the first quarter ended March 30, 2010.

Selected Highlights for the First Quarter 2010 Compared to the First Quarter 2009:

  Total revenues rose slightly to $100.8 million from $100.4 million.
  Total gross margin improved 230 basis points to 18.7% due to strong cost controls as well as a substantial improvement in manufacturing and commissary profitability.
  Adjusted EBITDA improved to $8.7 million from $7.1 million.*
  Adjusted net income and adjusted EPS on a dilutive basis improved to $1.5 million and $0.09, respectively, from $1.2 million and $0.07, respectively.*
  Net income was $0.6 million and diluted EPS was $0.03 for the first quarter of 2010.
  Redeemed $13.2 million in Series Z Preferred Stock.

Jeff O’Neill, Chief Executive Officer and President of Einstein Noah, stated, “Our first quarter performance underscores our successful execution of key sales and cost control strategies, and builds on our strong foundation of long-term growth opportunities. For the quarter, product innovation and creative promotions drove improvement in system-wide comparable sales and transactions, and we were pleased that consumers responded positively to our check building efforts despite intensifying competition in the breakfast daypart. We also improved our gross margins through our supply chain initiatives, and realized efficiencies in our manufacturing and store-level operations, which together facilitated 25.9% growth in adjusted net income for the period.”

O’Neill continued, “Our cash flow generation is enabling us to meet or exceed our financial obligations, and is a major contributor to a strong and flexible capital structure. We intend to stay focused on this metric as we move toward a more asset light business model, characterized by accelerated franchise and licensing development and limited Company expansion. We believe this strategy is the surest means to maximize shareholder value over time.”

First Quarter 2010 Financial Results

For the first quarter ended March 30, 2010, system-wide comparable store sales, turned positive to +0.1% for the first time in five quarters. Total revenues rose slightly to $100.8 million vs. $100.4 million in the first quarter of 2009. Company-owned restaurant sales similarly grew modestly, as the Company benefitted from a net increase of five additional company-owned restaurants since March 31, 2009. Company-owned comparable store sales were down slightly at -0.2%, but showed a sequential improvement from the -1.7% decrease in the fourth quarter of 2009.

Marketing initiatives increased $1.5 million compared to the prior-year period, as the Company launched its marketing investments last year in mid-February, whereas in the first quarter of 2010, increased marketing efforts were incurred over the entire three-month period. Company-owned restaurant gross profit was $15.3 million, or 16.9% of restaurant sales in the first quarter of 2010, compared to $13.5 million, or 14.9% of restaurant sales, in the first quarter of 2009.

As a percentage of company-owned restaurant sales, cost of goods sold was favorable by 200 basis points in the first quarter of 2010 compared to last year. Labor costs, as a percentage of company-owned restaurant sales, were favorable by 110 basis points in the first quarter of 2010 compared to the first quarter of 2009 due largely to savings from labor initiatives and decreased health benefit costs.

New Units and Development

Restaurant openings during the first quarter of 2010 consisted of 10 outlets, including three Einstein Bros. company-owned restaurants, one Manhattan Bagel and one Einstein Bros. franchise restaurants, and five Einstein Bros. licensed restaurants. One company-owned restaurant and one licensed restaurant were also closed during the period.

The Company benefitted from a net increase of eight additional franchise restaurants and 25 license restaurants since March 31, 2009. The effect of the new locations helped drive franchise and license related revenues up 16.7% to $2.2 million in the first quarter of 2010 from $1.8 million in the first quarter of 2009.

Other Operating Items

Manufacturing and commissary revenues fell modestly to $8.0 million in the first quarter of 2010 vs. $8.1 million, while gross profit grew 18.7% to $1.3 million, compared to $1.1 million in the first quarter of 2009. The substantial improvement in gross profit was attributed to lower raw ingredient costs as well as production and labor efficiencies at the Company’s bagel manufacturing facility.

Adjusted EBITDA increased $1.6 million to $8.7 million in the first quarter of 2010, compared to $7.1 million in the first quarter of 2009. The 22.3% increase in adjusted EBITDA is attributable to the improvements previously mentioned.

Adjusted net income increased to $1.5 million, or $0.09 in adjusted EPS on a dilutive basis, in the first quarter of 2010, compared to $1.2 million, or $0.07 in adjusted EPS on a dilutive basis, in the first quarter of 2009.

The Company currently estimates a 2010 annual tax rate of 43.6%, excluding the impact of the modification of the Series Z. As previously disclosed, the 2009 annual tax rate of 41.3% excluded all changes in the valuation allowance. Most of the recorded tax expense represents the benefit realized from the Company’s NOL carryforwards and the Company will continue to only pay minimal cash-taxes for the next several years.

* A reconciliation of all non-GAAP measures (Adjusted EBITDA, adjusted net income and adjusted earnings per share on a dilutive basis) to GAAP measures presented can be found in the accompanying tables below.

During the first quarter of 2010, the Company extended the redemption date for its Series Z Preferred stock held by Halpern Denny III, L.P. and committed to redeem all remaining outstanding shares, inclusive of the accrued additional redemption price, on or before June 30, 2011. The Company redeemed $13.2 million plus additional redemption in the first quarter of 2010 and expects $12 million to $15 million of the Series Z Preferred stock to be outstanding on June 30, 2010. The previous redemption date was June 30, 2010. The amended agreement had an impact of $0.9 million during the quarter resulting in net income of $0.6 million and diluted EPS of $0.03. (See the accompanying tables below).

2010 Outlook

The Company anticipates the opening of 10-12 new company-owned restaurants, 12-16 new franchised restaurants, and 35-45 licensed restaurants.

The Company currently has 15 signed development agreements for Einstein Bros. Bagels franchises. This coupled with the efforts to sign additional development agreements in 2010 is expected to ultimately yield an ending pipeline of 90-100 additional franchise locations.

Through the end of the quarter, the Company has secured contract pricing on approximately 53% of all major agricultural commodities for the remainder of 2010, which should result in favorable prices compared to 2009, along with an opportunity to benefit from further reductions in the market.

Conference Call Today

The Company will host a conference call to discuss first quarter 2010 financial results today at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time). Hosting the call will be Jeff O’Neill, president and chief executive officer, and James P. O'Reilly, chief concept officer.

The dial-in numbers for the conference call are 1-877-407-0784 for domestic toll-free calls and 1-201-689-8560 for international. The conference ID is 347934. A telephone replay will be available through May 13, 2010, and may be accessed by dialing 1-877-660-6853 for domestic toll-free calls or 1-201-612-7415 for international. Participants must enter account 3055 and conference ID 347934.

To access a live webcast of the call, please visit Einstein Noah's Web site at www.einsteinnoah.com. A replay of the webcast will be available on the website for at least four weeks.

About Einstein Noah Restaurant Group

Einstein Noah Restaurant Group is a leading company in the quick casual restaurant industry that operates locations primarily under the Einstein Bros.® Bagels and Noah's New York Bagels® brands and primarily franchises locations under the Manhattan Bagel® brand. The company's retail system consists of more than 690 restaurants, including more than 175 license locations, in 38 states plus the District of Columbia. It also operates a dough production facility. The company's stock is traded under the symbol BAGL. Visit www.einsteinnoah.com for additional information.

Forward Looking Statement Disclosure

Certain statements in this press release, including statements under the heading “2010 Outlook”, constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words "forecast," "estimate," "project," "plan to," "is designed to," "expectations," “prospects,” "intend," "indications," "expect," "should," "would," "believe," “target”, "trend", “contemplate,” “anticipate” and similar expressions and all statements which are not historical facts are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (financial or operating), or achievements to differ materially from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements. These unknown risks, uncertainties and other factors include but are not limited to (i) the results for the 2010 first quarter and period over period revenue, gross profit, operating income, net income, depreciation and amortization, comparable store sales and margin performance are not necessarily indicative of future results, and our expectations for full year 2010 results are subject to shifting consumer preferences, economic conditions, weather, competition, seasonal factors and cost containment initiatives, among other factors; (ii) our ability to improve transactions and our long-term growth are dependent upon consumer acceptance of our products and marketing initiatives, general economic and market conditions, among other factors; (iii) our ability to continue to improve store level margins and contain costs is dependent upon the success of our plans for productivity improvements, particularly labor efficiencies and food cost management, which, in turn, are dependent upon our ability to execute on these initiatives and the cost of agricultural commodities; (iv) the ability to develop and open new company-owned, licensed and franchised restaurants and continue our upgrade program for company-owned restaurants and opportunities for franchised and licensed locations is dependent upon the availability of capital, the availability of desirable locations, reaching favorable financing and lease terms, as well as the availability of contractors and materials, and the ability to obtain necessary permits and licenses; (v) our ability to expand our development pipeline is dependent upon the factors listed in (iv), above, and our ability to attract franchisees and licensees, negotiate favorable agreements, and their ability to secure financing; (vi) our ability to expand our recurring royalty stream is dependent upon our ability to attract successful franchisees and licensees; (vi) our ability to obtain lower costs for agricultural commodities is dependent upon weather, crop sizes and production, the market, economic conditions, including market and inflationary pressures; (vii) our ability to build brand equity, facilitate unit expansion and create long-term value for our shareholders is dependent upon the success of our initiatives, financial results and the factors listed above, among other factors. These and other risks are more fully discussed in the Company's SEC filings.

* Use of Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) included in this filing, the Company has provided certain non-GAAP financial information, including earnings before interest, taxes, depreciation, amortization, and other operating expenses (“adjusted EBITDA”), net income adjusted for changes in our tax valuation allowance and loss on modification of Series Z (“adjusted net income”), and earnings per share adjusted for changes in our tax valuation allowance and loss on debt modification (“adjusted EPS”). Management believes that the presentation of this non-GAAP financial information provides useful information to investors because this information may allow investors to better evaluate ongoing business performance and certain components of the Company’s results. In addition, the Company’s Board of Directors uses this non-GAAP financial information to evaluate the performance of the Company and the management team. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measure in context.

	13 weeks ended
	March 31,	March 30,
	2009	2010
	(in thousands, except earnings per share and related share information)
Net income available to common stockholders	$1,850	$570
Adjustments for:
Change in tax valuation allowance	(659)	-
Adjustment for Series Z modification	-	929
Adjusted net income	$1,191	$1,499

Weighted average number of common shares outstanding:
Basic	16,025,935	16,467,072
Diluted	16,216,152	16,765,609

Net income per common share – Basic	$0.12	$0.03
Adjustments for:
Change in tax valuation allowance	$(0.05)	$-
Adjustment for Series Z modification	$-	$0.06
Adjusted net income per common share – Basic	$0.07	$0.09

Net income per common share – Diluted	$0.11	$0.03
Adjustments for:
Change in tax valuation allowance	$(0.04)	$-
Adjustment for Series Z modification	$-	$0.06
Adjusted net income per common share – Diluted	$0.07	$0.09

	13 weeks ended
	March 31,	March 30,
	2009	2010
	(in thousands)
Net income	$1,850	$620
Adjustments to net income:
Interest expense, net	1,190	1,751
Provision for income taxes	77	1,158
Depreciation and amortization	4,033	4,266
Adjustment for Series Z modification	-	929
Other operating expenses	(1)	19
Earnings before interest, taxes, depreciation,
amortization and other (Adjusted EBITDA)	$7,149	$8,743

EINSTEIN NOAH RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except earnings per share and related share information)
(unaudited)

	13 weeks ended		Increase/
	(dollars in thousands)		(Decrease)
	March 31,	March 30,	2010
	2009	2010	vs. 2009
Revenues:
Company-owned restaurant sales	$90,454	$90,691	0.3%
Manufacturing and commissary revenues	8,127	7,971	(1.9%)
Franchise and license related revenues	1,842	2,150	16.7%
Total revenues	100,423	100,812	0.4%

Cost of sales:
Company-owned restaurant costs
Cost of goods sold	27,419	25,706	(6.2%)
Labor costs	28,645	27,780	(3.0%)
Other operating costs	9,574	8,997	(6.0%)
Rent and related, and marketing costs	11,359	12,884	13.4%
Total company-owned restaurant costs	76,997	75,367	(2.1%)

Manufacturing and commissary costs	6,997	6,630	(5.2%)
Total cost of sales	83,994	81,997	(2.4%)

Gross profit:
Company-owned restaurant	13,457	15,324	13.9%
Manufacturing and commissary	1,130	1,341	18.7%
Franchise and license	1,842	2,150	16.7%
Total gross profit	16,429	18,815	14.5%

Operating expenses:
General and administrative expenses	9,280	10,072	8.5%
Depreciation and amortization	4,033	4,266	5.8%
Other operating expenses	(1)	19	**
Income from operations	3,117	4,458	43.0%

Interest expense, net	1,190	1,751	47.1%
Adjustment for Series Z modification	-	929	**

Income before income taxes	1,927	1,778	(7.7%)
Provision for income taxes	77	1,158	1403.9%
Net income	$1,850	$620	(66.5%)

Net income	$1,850	$620	(66.5%)
Less: Additional redemption on mezzanine equity	-	(50)	**
Net income available to common stockholders	$1,850	$570	(69.2%)

** not meaningful

EINSTEIN NOAH RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
PERCENTAGE RELATIONSHIP TO TOTAL REVENUES
(unaudited)

	13 weeks ended
	(percent of total revenue)
	March 31,	March 30,
	2009	2010
Revenues:
Company-owned restaurant sales	90.1%	90.0%
Manufacturing and commissary revenues	8.1%	7.9%
Franchise and license related revenues	1.8%	2.1%
Total revenues	100.0%	100.0%

Cost of sales:
Company-owned restaurant costs (1)
Cost of goods sold	30.3%	28.3%
Labor costs	31.7%	30.6%
Other operating costs	10.6%	9.9%
Rent and related, and marketing costs	12.6%	14.2%
Total company-owned restaurant costs	85.1%	83.1%

Manufacturing and commissary costs (2)	86.1%	83.2%
Total cost of sales	83.6%	81.3%

Gross margin:
Company-owned restaurant (1)	14.9%	16.9%
Manufacturing and commissary (2)	13.9%	16.8%
Franchise and license	100.0%	100.0%
Total gross margin	16.4%	18.7%

Operating expenses:
General and administrative expenses	9.2%	10.0%
Depreciation and amortization	4.0%	4.2%
Other operating expenses (income)	0.0%	0.0%
Income from operations	3.1%	4.4%

Interest expense, net	1.2%	1.7%
Adjustment for Series Z modification	0.0%	0.9%

Income before income taxes	1.9%	1.8%
Provision for income taxes	0.1%	1.1%
Net income	1.8%	0.6%

Net income	1.8%	0.6%
Less: Additional redemption on mezzanine equity	0.0%	(0.0%)
Net income available to common stockholders	1.8%	0.6%

(1) As a percentage of company-owned restaurant sales
(2) As a percentage of manufacturing and commissary revenues
* not applicable
** not meaningful

EINSTEIN NOAH RESTAURANT GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share information)
(Unaudited)

	December 29,	March 30,
	2009	2010
ASSETS
Current assets:
Cash and cash equivalents	$9,885	$10,766
Restricted cash	508	547
Accounts receivable	5,629	5,674
Inventories	5,513	5,003
Current deferred income tax assets	7,184	7,029
Prepaid expenses	5,682	6,903
Other current assets	73	73
Total current assets	34,474	35,995

Property, plant and equipment, net	58,682	58,616
Trademarks and other intangibles, net	63,831	63,831
Goodwill	4,981	4,981
Long-term deferred income tax assets	46,206	45,209
Debt issuance costs and other assets, net	3,047	2,900

Total assets	$211,221	$211,532

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,147	$6,138
Accrued expenses and other current liabilities	20,633	23,170
Current portion of long-term debt	5,234	11,900
Current portion of obligations under capital leases	22	20
Mandatorily redeemable, Series Z Preferred Stock, $.001 par
value, $1,000 per share liquidation value; 57,000 shares
authorized; 32,194 and 9,495 shares outstanding	32,194	9,351

Total current liabilities	62,230	50,579

Long-term debt	74,553	74,328
Long-term obligations under capital leases	19	15
Other liabilities	12,133	12,328

Total liabilities	148,935	137,250

Commitments and contingencies

Series Z Preferred Stock, $.001 par value, $1,000 per share
liquidation value; 9,494 shares outstanding	-	10,567

Stockholders’ equity:
Series A junior participating preferred stock, 700,000 shares
authorized; no shares issued and outstanding	-	-
Common stock, $.001 par value; 25,000,000 shares authorized;
16,461,123 and 16,470,719 shares issued and outstanding	16	16
Additional paid-in capital	266,928	267,293
Accumulated other comprehensive loss, net of income tax	(1,277)	(833)
Accumulated deficit	(203,381)	(202,761)
Total stockholders’ equity	62,286	63,715

Total liabilities and stockholders’ equity	$211,221	$211,532

EINSTEIN NOAH RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	13 weeks ended
	March 31,	March 30,
	2009	2010
OPERATING ACTIVITIES:
Net income	$1,850	$620
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	4,033	4,266
Deferred income tax expense	-	1,152
Stock-based compensation expense	255	383
Loss (gain) on disposal of assets	(1)	19
Adjustment for Series Z modification	-	929
Additional redemption on mezzanine equity	-	(50)
Provision for losses on accounts receivable	47	35
Amortization of debt issuance and debt discount costs	144	145
Changes in operating assets and liabilities:
Restricted cash	54	(39)
Accounts receivable	(49)	(80)
Accounts payable and accrued expenses	2,023	5,293
Other assets and liabilities	146	(514)

Net cash provided by operating activities	8,502	12,159

INVESTING ACTIVITIES:
Purchase of property and equipment	(3,699)	(4,540)

Net cash used in investing activities	(3,699)	(4,540)

FINANCING ACTIVITIES:
Payments under capital lease obligations	(22)	(6)
Repayments under the term loan	(7,638)	(4,559)
Proceeds from line of credit	-	11,000
Redemptions under Series Z
Preferred Stock	-	(13,205)
Proceeds upon stock option exercises	-	32

Net cash used in financing activities	(7,660)	(6,738)

Net (decrease) increase in cash and cash equivalents	(2,857)	881
Cash and cash equivalents, beginning of period	24,216	9,885
Cash and cash equivalents, end of period	$21,359	$10,766

CONTACT:
For Einstein Noah Restaurant Group
Investor Relations
Tom Ryan, 203-682-8200
tryan@icrinc.com
or
Raphael Gross, 203-682-8200
rgross@icrinc.com